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                                    Exhibit 1

VIA FACSIMILE AND FEDERAL EXPRESS

May 8, 2002

Mr. John F. McGill, Jr.
Chairman and Chief Executive Officer
Thistle Group Holdings, Co.
6060 Ridge Avenue
Philadelphia, PA 19128

Dear Mr. McGill:

         Needless to say, the Modified Dutch Auction Tender Offer that was announced by the Company yesterday at a price below book value is significantly inadequate.

         I would like to make an offer to the shareholders to purchase the same number of shares of the Company's common stock at a price range of $13.50-$14.50, which is subject to being increased after our review of internal documents. Obviously, to make this opportunity available to the shareholders, we need your assistance to remove the poison pill, your agreement to assist us in any required regulatory filings, and reasonable Board representation. I think that it is important that shareholders be presented with this benefit as soon as possible. Please contact me if you need further information in order to implement the program. This offer is subject to regulatory approval.

         Please call me this afternoon or tomorrow at (570) 822-6277, ext.23 to discuss this matter as I am prepared to move with dispatch.

                                             Sincerely,


                                            Seymour Holtzman

cc: Board of Directors


                                    * * * * *

THE FOREGOING CORRESPONDENCE WITH THISTLE GROUP HOLDINGS, CO. (THE "COMPANY") IS FILED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE COMPANY'S COMMON STOCK. AS STATED, THE DECISION TO PURSUE ANY POTENTIAL TENDER OFFER WOULD BE SUBJECT TO SIGNIFICANT PRECONDITIONS REFERRED TO IN SUCH CORRESPONDENCE. MOREOVER, COMMENCEMENT OF ANY POTENTIAL TENDER OFFER WOULD BE SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY POTENTIAL SOLICITATION OF OFFERS TO BUY THE COMPANY'S COMMON STOCK WOULD ONLY BE MADE (IF AT ALL) PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS WHICH WOULD BE SENT BY JEWELCOR MANAGEMENT, INC. TO THE COMPANY'S SHAREHOLDERS UPON COMMENCEMENT OF ANY SUCH POTENTIAL OFFER. SHAREHOLDERS SHOULD CAREFULLY READ ANY SUCH MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF ANY SUCH OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF ANY SUCH OFFER TO PURCHASE RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT http://www.sec.gov: WITHOUT CHARGE IF AND WHEN ANY SUCH DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF ANY SUCH OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, IF AND WHEN AVAILABLE, FROM JEWELCOR MANAGEMENT, INC. BY ORAL OR WRITTEN REQUEST TO:
JEWELCOR MANAGEMENT, INC., ATTENTION: JEFFREY UNGER, ESQ., 225 NORTHEAST MIZNER BLVD., SUITE 675A, BOCA RATON, FLORIDA, 33432.